Exhibit 99.1

Pluristem Therapeutics’ CEO Issues Shareholder Letter

HAIFA, Israel, July 2, 2019 - Pluristem Therapeutics Inc. (Nasdaq:PSTI) (TASE:PSTI), a leading regenerative medicine company developing novel placenta-based cell therapy products, today issued an update to its shareholders from its Chief Executive Officer, Yaky Yanay.

Dear Fellow Shareholders,

Following our recently announced CEO transition, I want to take this opportunity to share with you my point of view and short term goals and objectives for Pluristem. Most importantly, I wanted to share why I believe Pluristem is such a great company, and why I have strong faith in what we do and in the bright vision I see for our company. This might not be a straight-forward CEO letter, but in this letter, I would like to speak to you, our loyal shareholder base, who have stayed with us for years and want to see us succeed. I would also like to address our new shareholders who we believe see the potential of this company and seek to fully realize Pluristem’s potential.

Pluristem is much more than an investment, however. Pluristem is a company with innovative technology, a medical and social vision and a unique approach to the way we take care of patients, our families and our parents. Pluristem is comprised of the most talented and committed people I have ever met, who are working hard every day to achieve excellence in everything they do. They share a common goal and vision to develop a truly novel drug that can communicate with the patients’ own bodies and provide them with the regenerative biologic factors they need to heal.

I joined Pluristem thirteen years ago with the understanding that I have to be part of what I believe to be the coming healthcare revolution. I am sure most of you have known sick family members who are not happy with the current standard of care they receive. I am sure you all believe that you are paying too much for your healthcare services, and are worried about our aging societies. Today I believe, more than ever, in the need for regenerative medicine to meet these challenges, and Pluristem is a leader in this emerging field of medicine. I believe that our bioreactors not only expand cells, they expand the future of medicine.

I was blessed to work with Zami Aberman for many years, and I would like to take this opportunity to thank him for being such a visionary leader, a mentor, partner and friend. Pluristem is a company that builds on common values, trust and respect. I look forward to continuing to work with Zami as our Executive Chairman as we lead Pluristem to great success.

The policy I intend to lead is: “Focus on the fundamentals and taking advantage of opportunities.” As we approach significant milestones, my main focus will be on transitioning to a commercial stage, revenue generating company. During the last few months, we believe that our valuation was affected by our recent financing, as we took the opportunity to secure financial resources that should assist us in achieving our key near-term milestones. I would like to assure you that I will be very focused on creating value for you, our shareholders, and I believe we have many opportunities to do so. Therefore, and as a vote of confidence in our future success, our board of directors approved, at my suggestion, a reduction in my own compensation and all other directors’ compensation for the 2020 financial year, until the earlier of one year or when our market capitalization doubles. In addition, I have implemented a broad cost reduction plan to increase efficiency and allow us to reach important milestones with our current resources.

Now, I would like to provide a brief update on the status of our development programs. These programs are the key elements in transforming Pluristem into a mature, profitable company that we believe will generate significant long-term value.

Main Clinical Programs and inflection points:

PLX-R18 for acute radiation syndrome (ARS): Among our near-term priorities is to secure an agreement with the U.S. government this year. We developed this unique, lifesaving product candidate with the support of the U.S. National Institute of Allergy and Infectious Diseases (NIAID). During the past year, we have completed a series of required studies and I intend to closely work with the agencies to satisfy the remaining development steps in order to bring to market this important product that can improve civilian and armed forces safety and preparedness.

In parallel, we continue to work with the U.S. Department of Defense (DoD) on the development of this novel compound as a countermeasure for ARS, prior to exposure to radiation. A series of studies conducted by the DoD was recently completed and I expect to be able to share the data with you in the coming weeks.

PLX-PAD for critical limb ischemia – (as amputation is not a reasonable standard of care): We are working hard to prepare the company for the interim data readout, which we expect in the first half of 2020 that, if positive, could support an application for conditional marketing approval in Europe under the European Union’s Adaptive Pathways Program. This program could allow us to enter the market and begin generating revenue sooner than anticipated, which would be a true inflection point for our company. We also seek to advance our U.S. Food and Drug Administration’s (FDA) expanded access program, which could provide us with meaningful real-world data and potential cost recovery.

PLX-PAD for muscle regeneration following hip fracture: We are advancing a multinational Phase III study and expect data in the second half of 2020. Today, there is no suitable medical treatment for the regeneration of damaged muscle and we see many reports that suggest up to 30% of hip fracture patients die within one year following the fracture due to immobility associated with the disease. This makes PLX-PAD a much-needed treatment which could potentially improve patients’ lives while also saving hospitalization and rehabilitation costs. This important program also provided us with the opportunity to collaborate with NASA and examine our cells’ ability to support muscle regeneration in the challenging microgravity environment which causes muscle and bone loss.

Both critical limb ischemia (CLI) and hip fracture represent large patient populations, and, based upon the positive outcomes that we observed in earlier trials, we believe PLX-PAD may be able to capture a significant share of these markets.

Partnerships and collaborations

Pluristem’s cell therapy products, PLX-PAD and PLX-R18, are both promising candidates that emerged from our proprietary cell processing and 3-D manufacturing capabilities. We are currently in discussions and negotiations with potential partners as we consider which products and territories we will open to potential licensing agreements. Our existing collaborations, which include the NIH, DoD, NASA, Fukushima University and Hospital, Chart Industries, Thermo Fisher Scientific and CHA Biotech reflect what we believe to be the broad and growing interest in our cell therapy capabilities. I am pleased with these partnerships and we intend to work hand in hand to create more business opportunities for the benefit of all of us. Collaborations such as these provide multiple opportunities for value creation using our current technology platform, allowing us to remain focused on advancing and expanding our lead programs.

We will also continue to seek short-term opportunities to leverage our technology to potentially generate cash and profits, and we are exploring collaborations in additional industries and in new areas of interest. One example is our recent announcement that we secured initial intellectual property surrounding the potential use of our cell culturing technology in the manufacture of cannabinoid producing cells. We believe this is an exciting opportunity to create additional value for our company and reflects the potential broad applicability of our technology.

In closing, I believe that the future is very promising, and I am excited about the opportunities we have to create a positive impact for our company and long-term shareholder value. We have assembled a world class leadership team that is key to achieving value creating milestones. I look forward to providing you with positive future corporate updates, and in the meantime, I would like to thank you for your continued support of Pluristem.

Sincerely,

Yaky Yanay

Chief Executive Officer

About Pluristem Therapeutics

Pluristem Therapeutics Inc. is a leading regenerative medicine company developing novel placenta-based cell therapy product candidates. The Company has reported robust clinical trial data in multiple indications for its patented PLX cell product candidates and is currently conducting late stage clinical trials in several indications. PLX cell product candidates are believed to release a range of therapeutic proteins in response to inflammation, ischemia, muscle trauma, hematological disorders and radiation damage. The cells are grown using the Company's proprietary three-dimensional expansion technology and can be administered to patients off-the-shelf, without tissue matching. Pluristem has a strong intellectual property position; a Company-owned and operated GMP-certified manufacturing and research facility; strategic relationships with major research institutions; and a seasoned management team.

Safe Harbor Statement

This press release contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. For example, Pluristem is using forward-looking statements when it discusses its goal and vision to develop a drug that can communicate with the patients’ bodies and provide them the regenerative biologic factors they need to heal; the belief for the need for regenerative medicine and that Pluristem’s bioreactors expand the future of medicine; that Mr. Yanay and Mr. Aberman will work to lead Pluristem to great success; that the broad cost reduction plan will allow it to reach important milestones with its current resources; its policy and focus on transitioning Pluristem to a commercial stage, revenue generating company; its goal of ensuring shareholders fully realize Pluristem’s potential; the expected data read out of its CLI study and the potential for conditional marketing approval in Europe which could lead it to generating revenue sooner than anticipated, while also seeking to advance the FDA’s expanded access program, which could provide it with meaningful real-world data and potential cost recovery; the expected timing of the study and data from its Phase III study in PLX-PAD for recovery from hip fracture, and the potential for PLX-PAD treatment to potentially improve patients’ lives while also saving hospitalization and rehabilitation costs; that it could gain significant market share with respect to its PLX-PAD treatment of CLI and hip fracture; the potential future data read out from the studies conducted by the DoD relating to the treatment of ARS with PLX-R18; that it seeks to seek opportunities to leverage its technology to potentially produce cash injections and profits, while also seeking collaborations in additional industries and areas of interest; the potential broad applicability of its technology; and that its partnerships and collaborations provide potential business opportunities. These forward-looking statements and their implications are based on the current expectations of the management of Pluristem only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; Pluristem may encounter delays or obstacles in launching and/or successfully completing its clinical trials; Pluristem’s products may not be approved by regulatory agencies, Pluristem’s technology may not be validated as it progresses further and its methods may not be accepted by the scientific community; Pluristem may be unable to retain or attract key employees whose knowledge is essential to the development of its products; unforeseen scientific difficulties may develop with Pluristem’s process; Pluristem’s products may wind up being more expensive than it anticipates; results in the laboratory may not translate to equally good results in real clinical settings; results of preclinical studies may not correlate with the results of human clinical trials; Pluristem’s patents may not be sufficient; Pluristem’s products may harm recipients; changes in legislation may adversely impact Pluristem; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Pluristem to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Pluristem undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting Pluristem, reference is made to Pluristem's reports filed from time to time with the Securities and Exchange Commission.

Contact:

Efrat Kaduri

Director of Business, Investor and Public Relations

972-74-7108600

efratk@pluristem.com